Exhibit 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2005 SALES AND EARNINGS

        Eau Claire, Wisconsin (April 29, 2005) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “While both the housewares/small appliance and absorbent product divisions enjoyed increases in revenues, the major source of the comparative sales gain for the quarter was attributable to the defense division which continued to satisfy an augmented backlog. The earnings decline was expected. As indicated in the 2004 Annual Report, considerable time and effort would be required in 2005 before the new absorbent product equipment could reasonably be expected to run efficiently, and in fact the division ran at a loss during the quarter. That loss was more than offset by the increase in defense division earnings attributable to both heightened volume and efficient operation and to increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve over the past several quarters. Overall, earnings were essentially flat with the prior year’s quarter if one removes the 2004 LIFO inventory reserve reversal, which stemmed from the sale of products that had been produced prior to the transition of production from the U.S. to the Orient.*"

        The housewares/appliance division introduced several new products at the March 2005 International Housewares Show. Those products included its Anniversary Pressure Cooker, a special edition in celebration of the Company’s 100th birthday; the HomeAde™ lemonade maker, a product that produces a 2 quart pitcher of delicious, refreshing lemonade from real lemons in a matter of minutes; an elegantly-styled, deep dish skillet with a glass cover ideal for both meal preparation and serving; and two cool touch Tilt’nDrain™ griddles, incorporating a patent pending handle mechanism, which easily adjusts to provide a level grilling surface for eggs and pancakes or a tilted draining surface for bacon or other meats.

        National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces absorbent products and defense items. The Company is widely recognized as an innovator of new products.

THREE MONTHS ENDED

	April 3, 2005	April 4, 2004
Net Sales	$35,359,000	$25,914,000
Net Earnings	$1,276,000	$1,495,000	*
Net Earnings Per Share	$.19	$.22	*
Weighted Shares Outstanding	6,825,000	6,819,000

* First quarter 2004 was favorably impacted by a partial reversal of the LIFO reserve of ($216,000 — $.03 per share). There was no similar reversal in first quarter 2005.

**Trademark of National Presto Industries, Inc.